Exhibit 10.1

SUB-SUBLEASE

THIS SUB-SUBLEASE (this “Sub-Sublease”) is made as of May 12, 2024 (the “Effective Date”) by and between Molecular Templates Opco, Inc., a Delaware corporation, having an address at 9301 Amberglen Blvd., Suite 100, Austin TX 78729 (“Sub-Sublandlord”), and TracerDx., a Delaware corporation, having an address at 180 Varick Street, 6th Floor, New York (“Sub-Subtenant”).

RECITALS

A.By Agreement of Lease, dated as of October 13, 2010, as amended by First Amendment to Lease, dated as of June 21, 2018, and as the same may hereafter be amended, the “Master Lease”), between 180 Varick LLC, a New York limited liability company (with its successors and assigns in such capacity, “Master Landlord”), as landlord, and Sublandlord, as tenant, Master Landlord leased to Sublandlord certain premises (the “Leased Area”) in the building known as 180 Varick Street, New York, New York (the “Building”). A redacted copy of the Master Lease is attached hereto as Exhibit A.
B.Pursuant to that certain Sublease dated June 19, 2020 between Sublandlord and Subtenant (the “Original Sublease”), Sublandlord subleased to Sub-Sublandlord a portion of the Leased Area located on the fifth (5th) floor of the Building (the “5th Floor Premises”).
C.Pursuant to that certain First Amendment to Agreement of Sublease dated as of September 16, 2022 (the Original Sublease as so amended, the “Sublease”), Sublandlord subleased to Sub-Sublandlord 3,137 rentable square feet on the eighth floor of the Building known as Suite 806 (the “8th Floor Premises”). The 5th Floor Premises and the 8th Floor Premises is more particularly described in the Sublease. A redacted copy of the Sublease is attached hereto as Exhibit

B. Capitalized terms used in this Sub-Sublease but not defined herein shall have the meanings given them in the Sublease;

C.  Sub-Subtenant desires to sublease from Sub-Sublandlord the 8th Floor Premises and Sub-Sublandlord desires to sublease the 8th Floor Premises to Sub-Subtenant on the terms, covenants and conditions set forth in this Sub-Sublease.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and promises of the parties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sublandlord and Subtenant agree as follows:

1.	SUBLEASE.
1.1Sublease. Upon and subject to the terms, covenants and conditions hereinafter set forth, effective as of the Commencement Date (as defined below), Sub-Sublandlord hereby leases to Sub-Subtenant and Sub-Subtenant hereby leases from Sub-Sublandlord the 8th Floor Premises The 8th Floor Premises shall hereinafter be referred to as the “Sublease Premises”.

1.2Agreed Area of Sublease Premises. The parties hereby stipulate that the Sublease Premises contain 3,137 rentable square feet, and that such square footage amount is not subject to adjustment or remeasurement by Sub-Subtenant or Sub-Sublandlord.
2.	TERM; POSSESSION.

The term of this Sub-Sublease shall commence on the Commencement Date and shall expire on October 29, 2025 (the “Expiration Date”), unless sooner terminated pursuant to any provision herein (the “Term”). The “Commencement Date” shall be the date on which Sub- Sublandlord delivers possession of the Sublease Premises to Sub-Subtenant, following (x) the Master Landlord’s consent to this Sub-Sublease under Section 30 of the Master Lease and Section 3 hereof (the “Master Landlord Consent”) and (y) the Sublandlord’s consent to this Sub-sublease under the Sublease and Section 3 hereof (the “Sublandlord Consent”; the Master Landlord’s Consent and the Sublandlord’s Consent, collectively, the “Consents”). Promptly following the Commencement Date, Sub-Sublandlord and Sub-Subtenant shall enter into a Confirmation of Commencement Date Agreement substantially in the form of Exhibit C attached hereto confirming the Commencement Date.

3.	CONSENTS.

This Sub-Sublease is not and shall not be effective unless and until Sub-Sublandlord has received the Consents. If either the Master Landlord or the Sublandlord fails to consent to this Sub- Sublease within sixty (60) days after the Effective Date, Sub-Sublandlord may terminate this Sub- Sublease by written notice to Sub-Subtenant and in such event neither party shall have any obligations to the other party under this Sub-Sublease, except that Sub-Sublandlord shall refund to Sub-Subtenant all monies paid by Sub-Subtenant to Sub-Sublandlord under this Sublease. Sub- Sublandlord will use commercially reasonable efforts to secure Master Landlord and Sublandlord consent.

4.	BASE RENT.
4.1Base Rent. Commencing on the Commencement Date and continuing through Expiration Date, Sub-Subtenant agrees to pay Sub-Sublandlord as base rent (“Base Rent”) for the Sublease Premises the sum of Two Hundred Four Thousand Dollars ($204,000.00) per annum payable in equal monthly installments of Seventeen Thousand Dollars ($17,000.00).
4.2Process for Payment. Each monthly installment of Base Rent shall be payable in advance on the first (1st) day of each calendar month during the Term, except that Base Rent for the first full month of the Term following the Commencement Date shall be paid upon the execution of this Sub-Sublease by Sub-Subtenant and will be credited against the first (1st) installment(s) of Base Rent due under this Sub-Sublease. If the Term commences or ends on a day other than the first (1st) day of a calendar month, then the Base Rent for the month in which this Sub-Sublease commences or ends shall be prorated (and paid at the beginning of each such month) by the number of days this Sub-Sublease is in effect during such month based upon a thirty (30) day month, and such partial month’s installment shall be paid no later than the commencement of the subject month. In addition to the Base Rent, Sub-Subtenant agrees to pay Additional Rent (as defined in Section 5 below) as and when the same is due. All “Rent” (which shall include Base Rent and Additional Rent) shall be paid to Sub-Sublandlord, without prior demand and without any deduction, offset, counterclaim or abatement, in lawful money of the United States of America, by wire transfer or ACH payment to an account designated by Sub- sublandlord. Sub-Subtenant’s covenant to pay Rent shall be independent of every other covenant in this Sub-Sublease.

4.3Late Payments. If Sub-Subtenant fails to pay any installment of Base Rent or Additional Rent, then interest shall accrue on such payment, from the date such payment becomes due until paid at an annual rate of interest equal to the lesser of (i) the Prime Rate (as defined below) as in effect on such due date plus six percent (6%), or (ii) the maximum annual interest rate allowed by law on such due date for business loans (not primarily for personal, family or household purposes) not exempt from the usury law. Notwithstanding the foregoing, Subtenant shall be entitled to written notice and a five (5) day cure period once during any twelve (12) month period before such interest is assessed. In addition, if Sub-Subtenant fails to pay any installment of Base Rent or Additional Rent by the date when such payment is due, then Sub-Subtenant shall pay to Sub-Sublandlord a late charge equal to ten percent (10%) of the amount payable. Sub-Subtenant acknowledges that late payments will cause Sub-Sublandlord to incur costs not contemplated by this Sub-Sublease, the exact amount of which costs are extremely difficult and impracticable to calculate. The parties hereto agree that the late charge described above represents a fair and reasonable estimate of the extra costs incurred by Sub- Sublandlord as a result of such late payment. “Prime Rate” shall mean the Prime Rate of interest, as published in the “Money Rates” section of The Wall Street Journal (or in a similar section of a similar successor publication if The Wall Street Journal shall cease to be published or shall cease to publish such rate).
4.4No Waiver. No payment by Sub-Subtenant or receipt and acceptance by Sub- Sublandlord of a lesser amount than the Base Rent or Additional Rent shall be deemed to be other than part payment of the full amount then due and payable; nor shall any endorsement or statement on any check or any letter accompanying any check, payment of Rent or other payment, be deemed an accord and satisfaction; and Sub-Sublandlord may accept, but is not obligated to accept, such part payment without prejudice to Sub-Sublandlord’s right to recover the balance due and payable or to pursue any other remedy provided in this Sub-Sublease or by law. If Sub-Sublandlord shall at any time or times accept Rent after it becomes due and payable, such acceptance shall not excuse a subsequent delay or constitute a waiver of Sub-Sublandlord’s rights hereunder.
5.	ADDITIONAL RENT; REAL ESTATE TAX ESCALATIONS.
5.1Payment of Additional Rent. In addition to Base Rent, during the Term Sub- Subtenant shall pay all costs, charges and sums payable by Sub-Subtenant shall be deemed additional rent (as such term is defined in Section 3.8 of the Sublease) whether such charges are to be paid directly to Master Landlord, Sublandlord or Sub-Sublandlord, as the case may be. Said sums (including any estimates of such sums) shall be paid to Sub-Sublandlord at the times required pursuant to the terms and conditions of the Sublease. Sub-Subtenant shall be responsible to pay all other sums which Sub-Sublandlord is obligated to pay under the Sublease with respect to the Sublease Premises (but not other sums which result from a default by Sub- Sublandlord under the Sublease unless caused in whole or in part by the acts or omissions of Sub-Subtenant) and shall also be responsible to pay for any additional charges and expenses incurred by Sub-sublandlord as part of Sub-subtenant’s occupancy or request. or otherwise imposed by Sublandlord pursuant to the terms of the Sublease, said sums shall be paid to Sub- Sublandlord at the times required pursuant to the terms and conditions of the Sublease.

5.2Subtenant shall pay to Sublandlord, throughout the Term hereof, Subtenant’s share of the increases in Real Estate Taxes for the Building over the Base Tax Year (as defined in the Original Sublease) in accordance with Section 3.5 of the First Amendment, Section 3.6 of the Original Sublease and Section 46 of the Lease except that Subtenant’s share shall mean 0.694% and all references to “Tenant’s Share” as used in the Section 46 of the Master Lease shall mean 0.694%.
5.3In additional to all Additional Rent, Sub-Subtenant shall be responsible for all charges for the use of electricity in the Sublease Premises during the Term in accordance with Section 3.6 of the Sublease. Subtenant’s use of electricity in the 8th Floor Premises shall in all events comply with Article 45 of the Master Lease.
5.4Sub-Subtenant shall be responsible for the cleaning the Sublease Premises at Sub- Subtenant’s sole cost and expense. Sub-Subtenant shall contract with a licensed and reputable company for the proper disposal of all laboratory waste in compliance with all applicable rules, regulations and legal requirements.
5.5All sums payable pursuant to this Section 5 and all other costs and expenses that Sub-Subtenant assumes or agrees to pay pursuant to this Sub-Sublease (other than Base Rent) shall be considered “Additional Rent” payable under this Sub-Sublease, and Sub-Sublandlord shall have all rights and remedies available hereunder for the failure to pay such Additional Rent.
6.	INCORPORATION OF SUBLEASE LEASE BY REFERENCE; ASSUMPTION.
6.1Incorporation. Sub-Subtenant acknowledges that it has read the Sublease and the Master Lease and is fully familiar with all terms and conditions thereof. All of the Sections and Exhibits of the Sublease are incorporated into this Sub-Sublease as if fully set forth in this Sub- Sublease except that (i) Sections 1, 2, 3.1-3.5, 4.3, (other than clause (a)), 6.1, 15, 17, 18, 20, 21, Exhibit A and Exhibit C of the Original Sublease are deleted in their entirety from the Sublease as incorporated into the Sub-Sublease, (ii) Sections 1, 2, 3.1 - 3.3, 6, 7.1 (other than the last sentence), 8, and 9, (iii) all representations and warranties made by Sublandlord in the Sublease are made solely by Sublandlord and not by Sub-Sublandlord, and (iv) any rights of Sub- Sublandlord to extend, expand, contract, cancel or terminate the Sublease shall not apply to or benefit Sub-Subtenant in any manner whatsoever. The provisions of the Master Lease are incorporated into this Sub-Sublease to the extent and in accordance with the terms of the Sublease. In addition, Sub-Sublandlord shall not be responsible for providing electricity or any service to the Sublease Premises. Notwithstanding the incorporation of Section 7.2 of the Original Sublease in this Sub-sublease, Sub-Subtenant shall look solely to Sublandlord for satisfaction of any obligation with respect to the HVAC set forth therein. Sub-Subtenant shall not be responsible for any of the obligations or rents with respect to any portion of the Leased Premises other than the Sublease Premises, except for any acts or omissions of Sub-Subtenant in or affecting any other portion of the Leased Premises.

6.2Subordination. This Sub-Sublease is in all respects subject and subordinate to the terms, covenants and conditions of the Master Lease and the Sublease, and to all matters to which the Mater Lease and the Sublease are subject and subordinate. Sub-Subtenant shall indemnify Sub-Sublandlord and the other Indemnitees (as defined in Section 11) for , and shall hold it harmless from and against, any and all losses, damages, penalties liabilities, cots and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, which may be sustained or incurred by Sub-Sublandlord or such Indemnitees by reason of Sub- Subtenant’s failure to keep, observe or perform any of the terms, provisions, covenants, conditions and obligations on Sub-Sublandlord’s part to be kept, observed or performed under the Sublease to the extent the same shall have been incorporated herein but only to the extent applicable to the Sublease Premises, or from and after the Commencement Date. Sub-Subtenant will not do or permit any act that will result in or constitute a violation or breach of, or default under the Master Lease or the Sublease; any such violation, breach or default shall constitute a breach by Subtenant of a substantial obligation under this Sub-Sublease.
6.3Usage of Terms. Except as set forth in Section 6.1 above (or otherwise expressly provided herein), the terms, provisions, covenants, stipulations, conditions, rights, obligations, remedies and agreements contained in the Sublease not otherwise redacted are incorporated in this Sub-Sublease by this reference, and are made a part hereof as if herein set forth at length, provided that for purposes of this Sub-Sublease, such incorporated provisions shall be deemed to

(i) substitute Sub-Sublandlord for all references to “Sublandlord” as the context requires, (ii) substitute Sub-Subtenant for all references to “Subtenant” as the context requires, (iii) substitute the Base Rent payable hereunder for all references to “Fixed Annual Rent” therein, and Additional Rent payable hereunder for all references to “Additional Rent” therein, (iv) substitute the Sublease Premises (as herein defined) for all references to “Premises” and the “8th Floor Premises” as the context requires, (v) substitute this Sub-Sublease for all references to “this Sublease,” (vii) substitute the Term and Commencement Date hereunder for all references to “Term” and “Commencement Date” under the Sublease, and so on, mutatis mutandis; provided, however, that Sublandlord shall in no event be liable to Subtenant for any obligations of Master Landlord or any defaults or misrepresentations by Master Landlord.

6.4Provision of Services. Notwithstanding anything to the contrary contained in this Sub-Sublease, Sub-Sublandlord shall not be required to (i) provide any of the insurance, services or construction to the Sublease Premises that Sublandlord may have agreed to provide pursuant to the Sublease, (ii) provide any utilities (including electricity) to the Sublease Premises that Sublandlord and/or Master Landlord may have agreed to furnish pursuant to the Sublease and/or the Master Lease (or as required by law), as the case may be, (iii) make any of the repairs that Sublandlord may have agreed to make pursuant to the terms of the Sublease or Master Landlord may have agreed to make pursuant to the Master Lease (or as required by law), including any repairs required following a casualty, (iv) take any other action relating to the operation, maintenance, repair, restoration, rebuilding, alteration or servicing of the Sublease Premises that Sublandlord and/or Master Landlord may have agreed to provide, furnish, make, comply with, or take, or cause to be provided, furnished, made complied with or taken under the Sublease or Master Lease, as the case may be, (v) provide any security for the Sublease Premises or (vi) except as set forth in this Sub-Sublease, provide Subtenant with any abatement, rebate, credit, allowance or other concession required of Sublandlord under the Sublease and/or Master Landlord pursuant to the Master Lease.  Sub-Subtenant shall not make any claim against Sub-Sublandlord for any damage which may arise by reason of (a) the failure of Sublandlord to keep, observe or perform any of its obligations under the Sublease, (b) the failure of Master Landlord to keep, observe or perform any of its obligations under the Master Lease, (c) the acts or omissions of Sublandlord or its agents, contractors, employees, invitees or licensees, or (d) the acts or omissions of Master Landlord or its agents, contractors, employees, invitees or licensees.

6.5Abatements Under Master Lease. If Sub-Sublandlord shall actually receive under the Sublease an abatement of Rent as to the Sublease Premises (for a period after the Commencement Date) resulting from any casualty, condemnation or interruption of services, then Sub-Subtenant shall be entitled to receive from Sub-Sublandlord a proportionate share of such abatement calculated as follows: for each rentable square foot to which the abatement applies and for which Sub-Subtenant is obligated to pay Rent under this Sub-Sublease, Sub-Subtenant shall receive its proportionate share of such abatement based on the ratio of the per square foot Rent payable by Sub-Subtenant under this Sub-Sublease to the per square foot Rent payable by Sub- Sublandlord under the Sublease for the Sublease Premises, but in no event in excess of the abatement actually received by Sub-Sublandlord for the Sublease Premises, less any expenses incurred by Sub-Sublandlord in obtaining such abatement.
6.6Conflicts with Master Lease. If any provisions of this Sub-Sublease expressly conflict with any portion of the Sublease or the Master Lease as incorporated herein, the terms of this Sub-Sublease shall govern. Sub-Subtenant shall assume and perform for the benefit of Sub- Sublandlord, Sublandlord and Master Landlord all of Subtenant’s obligations under the Sublease provisions as incorporated herein to the extent that the provisions are applicable to the Sublease Premises.
6.7Services Under Sublease. Sub-Subtenant shall be entitled to receive all of the work, services, repairs, repainting, restoration, the provision of utilities, elevator or HVAC services, or the performance of any other obligations which Sub-Sublandlord is entitled to receive under the Sublease; provided, however, Sub-Sublandlord’s sole obligation with respect thereto shall be to request the same from Sublandlord, as requested in writing by Sub-Subtenant and at Sub- Subtenant’s sole cost and expense. If Master Landlord or Sublandlord shall default in any of its obligations to Sub-Sublandlord with respect to the Sublease Premises, Sub-Sublandlord will use commercially reasonable efforts to cause Sublandlord (to the extent provided in the Sublease) to cause Master Landlord to perform and observe such obligations (except that Sub-Sublandlord shall not be obligated to commence any legal, arbitration or audit proceedings against Sublandlord or Master Landlord, or utilize any self-help rights, or make any payment of money or other consideration other than as expressly required of Sub-Sublandlord under the Sublease), but Sub- Sublandlord shall have no liability for failure to obtain the observance or performance of such obligations by Sublandlord or Master Landlord or by reason of any default of Sublandlord or Master Landlord under the Sublease or the Master Lease, as the case may be, or any failure of Sublandlord or Master Landlord to act or grant any consent or approval under the Sublease or the Master Lease, as the case may be, or from any misfeasance or non-feasance of Sublandlord or Master Landlord, nor shall the obligations of Sub-Subtenant hereunder be excused or abated in any manner by reason thereof, except as expressly provided in this Sub-Sublease.
6.8Requests for Services From Master Landlord. Sub-Subtenant shall cooperate with Sub-Sublandlord as may be required to obtain from Sublandlord and/or Master Landlord, as the case may be, any such work, services, repairs, repainting, restoration, the provision of utilities, elevator or HVAC services, or the performance of any of Sublandlord’s or Master Landlord’s other obligations under the Sublease or Master Lease, respectively, provided that in day-to-day issues, Sub-Subtenant shall contact Master Landlord first to obtain the desired service or item and shall only contact Sub-Sublandlord if Master Landlord fails to perform.

6.9At any time and on reasonable prior notice to Sub-Subtenant, Sublandlord can elect to require Sub-Subtenant to perform Sub-Subtenant’s obligations under this Sub-Sublease directly to Sublandlord. Sub-Subtenant shall send to Sub-Sublandlord from time to time copies of all notices and other communications that Sub-Subtenant shall send to and receive from Sublandlord and/or Master Landlord. If the Sublease terminates, this Sub-Sublease shall terminate and the parties shall be relieved from all liabilities and obligations under this Sub-Sublease.
7.	ACCEPTANCE OF SUBLEASE PREMISES “AS IS”.

The Sublease Premises shall be delivered to Sub-Subtenant broom clean, in “AS IS and WITH ALL FAULTS” condition, without any representations and warranties with respect thereto by Sub-Sublandlord, its agents, officers, directors, employees, consultants or attorneys. Sub- Subtenant acknowledges and agrees that Sub-Sublandlord and its agents, officers, directors, employees, consultants and attorneys have made no representations, warranties or promises of any nature whatsoever with respect to the Sublease Premises or any improvements located therein. The taking of possession of any portion of the Sublease Premises by Sub-Subtenant shall be conclusive evidence that Sub-Subtenant accepts the same “AS IS and WITH ALL FAULTS” and that the Sublease Premises are suited for the use intended by Sub-Subtenant and are in good and satisfactory condition at the time such possession was taken. Sub-Subtenant represents and warrants to Sub-Sublandlord that (a) its sole intended use of the Sublease Premises is for laboratory purposes in accordance with the Sublease and (b) prior to executing this Sub-Sublease it has made such investigations as it deems appropriate with respect to the suitability of the Sublease Premises for its intended use and has determined that the Sublease Premises are suitable for such intended use. Sub-Sublandlord shall have no obligation whatsoever to construct any improvements for Subtenant or to repair or refurbish the Sublease Premises. Notwithstanding the foregoing, Sub- Sublandlord shall deliver the Premises in broom-clean condition with all furniture, fixtures & equipment removed from the Premises other than the FF&E (as defined in Section 22). All appliances, fixtures, electrical system and equipment and HVAC shall be delivered in their “as is” condition.

8.	CONFIDENTIALITY.

Except as expressly permitted in this Section 8, neither party nor its agents, servants, employees, invitees and contractors will, without the prior written consent of the other party, disclose any Confidential Information of the other party to any third party. Information will be considered “Confidential Information” of a party if: (a) it is disclosed by the party to the other party in tangible form and is conspicuously marked “Confidential”, “Proprietary” or the like; (b) it is disclosed by one party to the other party in non-tangible form and is identified by such party as confidential, proprietary or the like at the time of disclosure; or (c) would reasonably be understood, given the nature of the information or the circumstances surrounding its disclosure, to be confidential. In addition, notwithstanding anything in this Sub-Sublease to the contrary, the terms of this Sub-Sublease (but not its mere existence) will be deemed Confidential Information of each party. Other than the terms and conditions of this Sub-Sublease, information will not be deemed Confidential Information hereunder if such information: (i) is known to the receiving party prior to receipt from the disclosing party directly or indirectly from a source other than one known to have an obligation of confidentiality to the disclosing party; (ii) becomes known (independently of disclosure by the disclosing party) to the receiving party directly or indirectly from a source other than one known to have an obligation of confidentiality to the disclosing party;

(iii) becomes publicly known or otherwise ceases to be secret or confidential, except through a breach of this Sub-Sublease by the receiving party; or (iv) is independently developed by the receiving party. The terms and conditions of this Sub-Sublease will cease being confidential if, and only to the extent that, they become publicly known, except through a breach of this Sub- Sublease by the disclosing party. Notwithstanding anything to the contrary set forth herein, either party may disclose this Sub-Sublease to Sublandlord and Master Landlord. Each party will secure and protect the Confidential Information of the other party (including, without limitation, the terms of this Sub-Sublease) in a manner consistent with the steps taken to protect its own confidential information, but not less than a reasonable degree of care. Each party may disclose the other party’s Confidential Information where: (1) the disclosure is required by law or by an order of a court or other governmental body having jurisdiction after giving reasonable notice to the other party with adequate time for such other party to seek a protective order, if reasonably possible; (2) if in the opinion of counsel for such party, disclosure is advisable under any applicable securities laws regarding public disclosure of business information; or (3) the disclosure is reasonably necessary and is to that party’s or its affiliates’ or its actual or prospective lenders’ or investors’ employees, officers, directors, members, attorneys, accountants, consultants and advisors, or the disclosure is otherwise necessary for a party to exercise its rights and perform its obligations under this Sub-Sublease, so long as in all cases the disclosure is no broader than reasonably necessary and the party who receives the disclosure agrees prior to receiving the disclosure to keep the information confidential. Each party is responsible for ensuring that any Confidential Information of the other party that the first party discloses pursuant to this Section 11 is kept confidential by the person receiving the disclosure. Without limiting the generality of this Section 11, neither Sub- Subtenant nor Sub-Sublandlord will, directly or indirectly issue any press release regarding this Sub-Sublease or any matters set forth in this Sub-Sublease, or use either party’s name for any commercial purposes or use any of either party’s trademarks, in each case, without the express prior written consent of the other party to be granted or withheld in such party’s sole and absolute discretion. Each party acknowledges that any breach of this Section 11 may cause irreparable harm for which monetary damages are an insufficient remedy and therefore that upon any breach of this Section 11 the non-breaching party shall be entitled to appropriate equitable relief without the posting of a bond in addition to whatever other remedies it might have at law or in equity.

9.	ASSIGNMENT AND SUB-SUBLETTING.
9.1Consent Requirements. Subject to Subtenant obtaining the consent of Master Landlord, Sublandlord and Sub-Sublandlord, which consent by Sub-Sublandlord will not be unreasonably withheld, Sub-Subtenant shall have the right to assign this Sub-Sublease or to sub- sub-sublease the Sublease Premises in accordance with the provisions of the Master Lease and the Sublease. Copies of all materials required by the Master Lease, the Sublease and this Section 9 shall be delivered simultaneously to Master Landlord, Sublandlord and Sub-Sublandlord, together with Sub-Subtenant’s request for any such consent. Without limiting the reasons upon which Sub-

Sublandlord could reasonably withhold its consent, Sub-Sublandlord may reasonably withhold its consent if it does not approve (i) the proposed use of the Sublease Premises, or (ii) the creditworthiness or business reputation of the assignee or new subtenant. In connection with any assignment or subletting, Sub-Sublandlord shall have the right to review and approve the current financial statements of any proposed assignee or sub-subtenant. Sub-Sublandlord shall not be unreasonable if it withholds its consent due to the withholding of consent by either Master Landlord or Sublandlord.

9.2Collection of Rent; Further Assignment/Subletting. If this Sub-Sublease is assigned, or if the Sublease Premises or any part thereof is sub-subleased or occupied by one other than Subtenant, whether or not Sub-Subtenant shall have been granted any required consent, Sub- Sublandlord may, after default by Sub-Subtenant, collect rent and other charges from such assignee, sub-sub-subtenant or other occupant, and apply the net amount collected to the Base Rent and Additional Rent herein reserved, but no such assignment, sub-subleasing, occupancy or collection shall be deemed to be a waiver of the requirements of this Section 9 or an acceptance of the assignee, sub-subtenant or other occupant as the subtenant under this Sub-Sublease. The consent by Sub-Sublandlord, Sublandlord or Master Landlord to an assignment or sub-sublease shall not in any way be construed to relieve Sub-Subtenant from obtaining the consent of Master Landlord, Sublandlord and Sub-Sublandlord to any further assignment or sub-sublease. Such assignment or sub-sublease shall be subject to all of the terms and conditions of the Master Lease, the Sublease and this Sub-Sublease, and Subtenant shall remain primarily liable under this Sub- Sublease notwithstanding any assignment or sub-sublease.
10.	DEFAULTS AND REMEDIES.
10.1Upon any default by Sub-Subtenant under this Sub-Sublease, the Sublease or the Master Lease, Sub-Sublandlord shall have all rights and remedies available at law or in equity, including, without limitation, all of the rights and remedies described in the Master Lease and the Sublease. Without limiting the generality of the foregoing, Sub-Sublandlord shall have the rights and remedies provided by law, including but not limited to, the right to terminate Sub-Subtenant’s right to possession of the Sublease Premises and to recover the worth at the time of award of the amount by which the unpaid Base Rent, Additional Rent and other charges for the balance of the Term after the time of award exceed the amount of rental loss for the same period that Sub- Subtenant proves could be reasonably avoided; and the rights and remedies provided by law, that allow Sub-Sublandlord to continue this Sub-Sublease in effect and to enforce all of its rights and remedies under this Sub-Sublease, including, without limitation, the right to recover Base Rent, Additional Rent and other charges as they become due, for so long as Sub-Sublandlord does not terminate Sub-Subtenant’s right to possession. Sub-Subtenant shall have no right to occupy the Sublease Premises or any portion thereof after the expiration or earlier termination of this Sub- Sublease. Sub-Subtenant shall remove from the Sublease Premises all of its fixtures and equipment other than the FF&E upon the expiration or earlier termination of this Sub-Sublease. If Sub-Subtenant or any party claiming by, through or under Sub-Subtenant holds over, Sub- Sublandlord may exercise any and all remedies available to it at law or in equity to recover possession of the Sublease Premises and to recover damages. Sub-Subtenant shall indemnify, defend and hold Sub-Sublandlord harmless from all liabilities, claims and damages suffered by Sub-Sublandlord (including attorneys’ fees) resulting from or occasioned by Sub-Subtenant’s holding over, including consequential damages.  For each and every month or partial month that

Sub-Subtenant or any party claiming by, through or under Sub-Subtenant remains in occupancy of all or any portion of the Sublease Premises after the expiration of this Sub-Sublease or after termination of this Sub-Sublease or Sub-Subtenant’s right to possession, Sub-Subtenant shall be liable for all amounts payable under Section 8 of the Sublease. In addition, to the extent any holding over by Sub-Subtenant of the Sublease Premises causes a holdover under the Sublease and/or the Master Lease, Subtenant shall be responsible for all costs and expenses required to be paid by Sub-Sublandlord to Sublandlord and/or Sublandlord to Master Landlord in connection with any holding over by Sub-Sublandlord under the Sublease and/or Sublandlord under the Master Lease, including, without limitation, holdover rent and consequential damages. The acceptance by Sub-Sublandlord of any lesser sum shall be construed as payment on account and not in satisfaction of damages for such holding over. Sub-Subtenant’s failure to remove items of furniture, equipment, business and trade fixtures, free-standing cabinet work, movable partitions and other articles of personal property owned or installed by Sub-Subtenant from the Sublease Premises or to properly decommission the laboratory equipment, including the FF&E, in compliance with all applicable laws, rules and regulations, upon the expiration or earlier termination of this Sub-Sublease shall be deemed to be a holding over. Any such property not so removed by Subtenant as required herein shall be deemed abandoned and may be stored, removed, and disposed of by Sub-Sublandlord at Sub-Subtenant’s expense, and Sub-Subtenant waives all claims against Sub-Sublandlord for any damages resulting from Sub-Sublandlord’s retention and/or disposition of such property. In the event Sub-Subtenant fails to properly decommission the laboratory equipment, Sub-Sublandlord shall have the right, but not the obligation to perform such decommissioning, at Sub-Subtenant’s sole cost and expense.

10.2In the event of a non-monetary default by Sub-Subtenant under this Sub-Sublease, Sub-Subtenant shall have the same notice and cure rights provided for in the Sublease as Sub- Sublandlord would have for a similar default under the Sublease, except that Sub-Subtenant’s time to cure shall not exceed seventy five percent (75%) of the corresponding time under the Sublease.
10.3Sub-Sublandlord shall promptly notify Sub-Subtenant in writing of any default by either Sub-Sublandlord or Sublandlord under the terms and conditions of the Sublease that affects Sub-Subtenant’s rights under this Sub-Sublease.
10.4The provisions of this Section shall survive the expiration or earlier termination of this Sublease.
11.	INDEMNIFICATION; LIMITATION OF DAMAGES; SUB-SUBTENANT’S DUTY

TO INDEMNIFY. Sub-Subtenant shall indemnify, defend and hold Sub-Sublandlord, Sublandlord and Master Landlord and their respective directors, officers, agents, employees, licensees or invitees (collectively “Indemnitees”) harmless from all claims, damages, losses, liabilities, costs and expenses, including, without limitation, any sums for which Sub-Sublandlord may be liable to Sublandlord and/or Master Landlord under any indemnity or hold harmless in the Sublease whether expressly or by incorporation by the Master Lease and reasonable attorneys’ fees and costs, arising from: (a) Sub-Subtenant’s use of the Sublease Premises or the conduct of its business or any activity, work, or thing done, permitted or suffered by Sub-Subtenant in or about the Sublease Premises, (b) any breach or default in the performance of any obligation to be performed by Sub-Subtenant under the terms of this Sub-Sublease (or any consents thereto) and

(c) any act, neglect, fault or omission of Sub-Subtenant or of its directors, officers, agents,

employees, licensees or invitees. In case any action or proceeding shall be brought against Sub- Sublandlord or its directors, officers, agents, employees, licensees or invitees by reason of any such claim, Sub-Subtenant upon notice from Sub-Sublandlord shall defend the same at Sub- Subtenant’s expense by counsel approved in writing by Sub-Sublandlord. Sub-Subtenant or its counsel shall keep Sub-Sublandlord fully apprised at all times of the status of such defense and shall not settle same without the written consent of Sub-Sublandlord. To the fullest extent permitted by law, Sub-Subtenant, as a material part of the consideration to Sub-Sublandlord, hereby assumes all risk of and waives all claims against Sub-Sublandlord with respect to damage to property or injury to persons in, upon or about the Sublease Premises from any cause whatsoever except that which is caused by the failure of Sub-Sublandlord to observe any of the terms and conditions of this Sub-Sublease or Sub-Sublandlord’s failure to comply with local, state or federal law where such failure has persisted for an unreasonable period of time after written notice to Sub- Sublandlord of such failure, provided that in no event shall Sub-Sublandlord be liable for any special, consequential or punitive damages.

12.	DAMAGE TO SUB-SUBTENANT’S PROPERTY.

Master Landlord, Sublandlord, Sub-Sublandlord and their respective directors, officers and agents shall not be liable for (a) any damage to any property entrusted to employees at the Building or its property managers, (b) loss or damage to any property by theft or otherwise, (c) any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water or rain which may leak from any part of the Building or from the pipes, appliances or plumbing work therein or from the roof, street or sub-surface or from any other place or resulting from dampness or any other cause whatsoever, or (d) any damage or loss to the business or occupation of Sub-Subtenant arising from the acts or neglect of other tenants or occupants of, or invitees to, the Building. Sub-Subtenant shall give prompt notice to Sub-Sublandlord, Sublandlord and Master Landlord in case of fire or accident in the Sublease Premises or in the Building or of defects therein or in the fixtures or equipment.

13.	SUB-SUBTENANT’S INSURANCE.
13.1Subtenant shall, at its sole cost and expense, maintain throughout the Term, any insurance coverage required to be maintained by Sub-Sublandlord under the Sublease, with a company authorized to transact business in the jurisdiction where the Sublease Premises is located and otherwise in accordance with the terms of the Sublease. Sub-Sublandlord, Sublandlord and Master Landlord (and such other parties as required by the provisions of the Master Lease) shall be named as additional insureds under such insurance. Sub-Subtenant shall provide Sub-Sublandlord, Sublandlord and Master Landlord with certificates of insurance evidencing the insurance required to be maintained by Sub-Subtenant herein by the Commencement Date and, upon request, from time to time thereafter. Sub-Subtenant further agrees to give not less than thirty (30) days’ advance written notice to Sub-Sublandlord, Sublandlord and Master Landlord (and any other parties named as additional insureds thereon) of any cancellation or reduction of insurance under any such policy.
13.2Sub-Subtenant hereby waives on behalf of itself and on behalf of its insurers any and all rights of recovery against Sub-Sublandlord, Sublandlord, Master Landlord and the directors, officers, employees, agents and representatives of Sub-Sublandlord, Sublandlord or

Master Landlord, by way of subrogation or otherwise, on account of loss or damage occasioned to Subtenant or its property or the properties of others under its control caused by fire or any of the extended coverage risks described hereunder to the extent that such loss or damage is insured under any insurance policy in force at the time of such loss or damage or required to be carried hereunder. If necessary for its effectiveness, Sub-Subtenant shall give notice to its insurance carrier of the foregoing waiver of subrogation. Sub-Sublandlord hereby waives on behalf of itself and on behalf of its insurers any and all rights of recovery against Sub-Subtenant and its officers, employees, agents and representatives on account of damage to the Sub-Sublandlord or its property or the properties of others under its control caused by fire or any of the extended coverage risks described herein to the extent that such loss or damage is insured under any insurance policy in force at the time of such loss or damage or required to be carried hereunder.

14.	SERVICES.

Except to the extent expressly provided in this Sub-Sublease, Sub-Sublandlord shall not be liable for, and Sub-Subtenant shall not be entitled to any abatement of Rent by reason of (a) the failure to furnish or delay in furnishing any of the services when such failure is caused by accident, breakage, repairs, strikes, lockouts or other labor disturbances or labor disputes of any character, or by any other cause, similar or dissimilar, beyond the reasonable control of Sub-Sublandlord, Sublandlord or Master Landlord or by the making of any repairs or improvements to the Sublease Premises or to the Building or (b) the limitation, curtailment, rationing or restrictions on use of water, electricity, gas or any other utility servicing the Sublease Premises or the Building by any utility or governmental agency; provided, however, that any abatement of Rent provided to Sub- Sublandlord by Sublandlord related to the Sublease Premises shall be passed through to Sub- Subtenant as and when received by Sublandlord; provided, however, Sub-Subtenant shall not be entitled to an abatement in excess of the Rent payable hereunder for the corresponding period that the abatement is attributable to. Sub-Subtenant shall not connect any electrical equipment to the Building’s electrical distribution system which may overload the electrical capacity of the Building or the Sublease Premises.

15.	TIME; BUSINESS DAY.

Time is of the essence of this Sub-Sublease. As used herein, the term “Business Day” shall mean Monday through Friday (except public holidays).

16.	RIGHT TO PERFORM.

If Sub-Subtenant shall fail to pay any sum of money required to be paid by it hereunder, or shall fail to perform any other act on its part to be performed hereunder, and such failure shall continue for five (5) Business Days after written notice thereof by Sub-Sublandlord, Sub- Sublandlord may, but shall not be obligated so to do, and without waiving or releasing Sub- Subtenant from any obligations of Sub-Subtenant, make any such payment or perform any such other act on Sub-Subtenant’s part to be made or performed as provided in this Sub-Sublease. Sub- Subtenant shall reimburse Sub-Sublandlord for all reasonable costs incurred by Sub-Sublandlord in connection with such payment or performance immediately upon demand.

17.	NON-WAIVER.

Neither the acceptance of Rent nor any other act or omission of Sub-Sublandlord or Sub- Subtenant at any time or times after the happening of any event authorizing the cancellation or forfeiture of this Sub-Sublease shall operate as a waiver of any past or future violation, breach or failure to keep or perform any covenant, agreement, term or condition hereof, or deprive either party of its right to cancel or forfeit this Sub-Sublease, upon the notice required by law, at any time that cause for cancellation or forfeiture may exist, or be construed so as to at any future time prevent either party from promptly exercising any other option, right or remedy that it may have under any term or provision of this Sub-Sublease.

18.	NOTICES.

All notices under this Sub-Sublease shall be in writing and addressed to either Sublandlord or Sub-Subtenant as follows:

If to Sublandlord:

Molecular Templates OpCo, Inc. 9301 Amberglen Blvd., Suite 100

Austin TX 78729 Attention: General Counsel

and a copy to:	Stephanie Ray Law Offices, LLC 68 Andover Road

Rockville Centre, NY 11570 Attention: Stephanie Ray, Esq.

If to Sub-Subtenant:TracerDx, Inc.

180 Varick Street, 6th Floor NewYork, NY

or to such addresses as may hereafter be designated by either party in writing. Notwithstanding the foregoing, Sub-Sublandlord may also always deliver any notice to Sub-Subtenant at the Sublease Premises. Notices delivered personally or sent same-day courier will be effective immediately upon delivery to the addressee at the designated address; notices sent by overnight courier will be effective one (1) Business Day after acceptance by the service for delivery; notices sent by mail will be effective two (2) Business Days after mailing.

19.	SURRENDER OF SUBLEASE PREMISES.

The voluntary or other surrender of this Sub-Sublease by Sub-Subtenant, or a mutual cancellation hereof, shall not work a merger, and shall, at the option of Sub-Sublandlord, operate as an assignment to it of any sub-subleases or sub-subtenancies.

20.	SECURITY DEPOSIT.
20.1Concurrently with the execution of this Sub-Sublease, Sub-Subtenant shall deposit with Sublandlord the sum of $17,000.00 (the "Security Deposit Amount"), as security for the faithful performance and observance by Sub-Subtenant of all of the covenants, agreements, terms, provisions and conditions of this Sub-Sublease. Sub-Subtenant agrees that, if Sub- Subtenant shall default (beyond the expiration of any applicable notice and cure periods) with respect to any of the covenants, agreements, terms, provisions and conditions that shall be the obligation of Sub-Subtenant to observe, perform or keep under the terms of this Sub-Sublease, including the payment of the Base Rent and Additional Rent, Sub-Sublandlord may use, apply or retain the whole or any part of the security being held by Sub-Sublandlord (the "Security")
20.2If a default by Sub-Subtenant in the full and prompt payment and performance of any of Sub-Subtenant’s covenants and obligations under this Sublease (including the surrender of possession of the Sublease Premises to Sub-Sublandlord as, and in the condition, herein provided) beyond any applicable notice and cure period has occurred and is continuing, including, but not limited to, the payment of Base Rent or any other Rent, including any damages or deficiency in the reletting of the Sublease Premises, whether such damages or deficiency accrued before or after summary proceedings or other re-entry by Sub-Sublandlord or if any of the following events shall occur (x) when and to the extent permitted by law if a petition in bankruptcy shall be filed by or against Sub-Subtenant or if Sub-Subtenant shall make a general assignment for the benefit of creditors, or receive the benefit of any insolvency or reorganization act; or (d) if a receiver or trustee is appointed for any portion of Sub-Subtenant’s property and such appointment is not vacated within ninety (90) days; or (e) if an execution or attachment shall be issued under which the Sublease Premises shall be taken or occupied or attempted to be taken or occupied by anyone other than Sub-Subtenant (any such event, a “Bankruptcy Event”), Sub-Sublandlord may, but shall not be required to, use, apply or retain the whole or any part of the security being held by Sub-Sublandlord (the "Security") to the extent required for the payment of any Base Rent and Additional Rent, or any other payments as to which Sub- Subtenant shall be in default beyond the expiration of any applicable notice and cure periods or for any monies which Sub-Sublandlord may expend or may be required to expend by reason of or following Sub-Subtenant's default in respect of any of the covenants, agreements, terms, provisions and conditions of this Sub-Sublease beyond the expiration of any applicable notice and cure periods, including any damages or deficiency in the reletting of the Sublease Premises, whether such damages or deficiency accrued before or after summary proceedings or other re- entry by Sub-Sublandlord, or following the occurrence of the Bankruptcy Even. Sub- Sublandlord shall not be required to so use, apply or retain the whole or any part of the Security so deposited, but if the whole or any part thereof shall be so used, applied or retained, then Sub- Subtenant shall, upon demand, promptly deposit with Sub-Sublandlord an amount equal to the amount so used, applied or retained, so that Sub-Sublandlord shall have the entire Security Deposit Amount on hand at all times during the Term. If Sub-Subtenant shall fail to do so, Sublandlord shall have the same rights and remedies as for the non-payment of Base Rent beyond the applicable grace period. In the event that Sub-Subtenant shall fully and faithfully comply with all of the terms, provisions, covenants, agreements and conditions of this Sub- Sublease, the Security shall be returned to Subtenant after the Expiration Date, and delivery of exclusive possession of the entire Sublease Premises to Sub-Sublandlord. In the event of an assignment of Sub-Sublandlord's interest in, under or to this Sub-Sublease: (i) Sub-Sublandlord shall transfer the Security to the assignee or lessee or transferee, (ii) Sub-Sublandlord shall thereupon be released by Sub-Subtenant from all liability for the return of such Security, and (iii) Sub-Subtenant agrees to look solely to Sub-Sublandlord's successor for the return of said Security; it being agreed that the provisions hereof shall apply to every transfer or assignment made of the Security to a new sub-sublandlord. Sub-Subtenant further covenants that Sub- Subtenant will not assign or encumber or attempt to assign or encumber the monies deposited herein as Security, and that neither Sub-Sublandlord nor Sub-Sublandlord's successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. It is expressly understood that Sub-Subtenant shall not be entitled to receive any interest on the Security.

21.	GENERAL PROVISIONS.
21.1Entire Agreement. This Sub-Sublease and the Exhibits attached hereto contain all of the agreements of the parties with respect to the subject matter hereof, and there are no verbal or other agreements which modify or affect this Sub-Sublease. This Sub-Sublease supersede any and all prior agreements made or executed by or on behalf of the parties hereto regarding the Sublease Premises.
21.2Terms and Headings. The words “Sub-Sublandlord” and” Sub-Subtenant” include the plural as well as the singular, and words used in any gender include all genders. The titles to sections of this Sub-Sublease are not a part of this Sub-Sublease and shall have no effect upon the construction or interpretation of any part hereof.
21.3Successors and Assigns. All of the covenants, agreements, terms and conditions contained in this Sub-Sublease shall inure to and be binding upon Sub-Sublandlord and Sub- Subtenant and their respective permitted successors and assigns.
21.4Brokers. Sub-Subtenant represents and warrants to Sub-Sublandlord that, except with respect to CBRE, Inc. (“Broker”), Sub-Subtenant has not engaged any broker, finder or other person who would be entitled to any commission or fees in respect of the negotiation, execution or delivery of this Sub-Sublease, and Sub-Subtenant shall indemnify, defend and hold harmless Sub-Sublandlord against any loss, cost, liability or expense incurred by Sub-Sublandlord as a result of any claim asserted by any such broker, finder or other person (other than Broker) on the basis of any arrangements or agreements made or asserted to have been made by or on behalf of Sub- Subtenant. Sub-Sublandlord shall pay all commissions due to Sub-Subtenant’s Broker and Sub- Sublandlord’s Broker arising out of this Sub-Sublease pursuant to a separate written agreement.
21.5Liability of Sub-Sublandlord; Limitations on Sub-Subtenant’s Remedies. No officer, director, employee or shareholder of Sub-Sublandlord, nor any parent, subsidiary or affiliate of Sub-Sublandlord shall have or incur any personal liability whatsoever with respect to this Sub-Sublease. With respect to any provision of this Sub-Sublease that specifically requires that Sub-Sublandlord shall not unreasonably withhold, unreasonably condition or unreasonably delay its consent or approval, Sub-Subtenant in no event shall be entitled to make, nor shall Sub- Subtenant make, any claim, and Sub-Subtenant hereby waives any claim, for any sum of money whatsoever as damages, costs, expenses, attorneys’ fees or disbursements, whether affirmatively or by way of setoff, counterclaim or defense, based upon any claim or assertion by Sub-Subtenant that Sub-Sublandlord has unreasonably withheld, unreasonably conditioned or unreasonably delayed such consent or approval. Sub- Subtenant’s sole remedy for claimed unreasonable withholding or unreasonably delaying by Sub-Sublandlord of its consent or approval shall be an action or proceeding brought and prosecuted solely at Sub-Subtenant’s own cost and expense to enforce such provision, for specific performance, injunction or declaratory judgment.

21.6Severability. Any provision of this Sub-Sublease which shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof, and the remaining provisions hereof shall nevertheless remain in full force and effect.
21.7Examination of Sub-Sublease. Submission of this instrument for examination or signature by Sub-Subtenant does not constitute a reservation of or option to sublease, and it is not effective as a sublease or otherwise unless and until (a) the execution by and delivery to both Sub- Sublandlord and Sub-Subtenant, and (b) the issuance of the Consents.
21.8Recording. Neither Sub-Sublandlord nor Sub-Subtenant shall record this Sub- Sublease or any memorandum hereof without the written consent of the other and any attempt by Sub-Subtenant to do the same shall constitute an immediate and uncurable default by Sub- Subtenant under this Sub-Sublease.
21.9Authorized Signatory. Sub-Subtenant hereby represents and warrants to Sub- Sublandlord that the person executing this Sub-Sublease is a duly authorized representative of Sub- Subtenant and has full authority to execute and deliver this Sub-Sublease.
21.10Financial Statements. Sub-Subtenant hereby represents and warrants to Sub- Sublandlord that the financial statements of Sub-Subtenant delivered by Sub-Subtenant to Sub- Sublandlord were true and correct in all material respects and Sub-Subtenant acknowledges that information provided in said financial statements was a material inducement for Sub- Sublandlord enter into this Sub-Sublease.
21.11Survival of Obligations. All provisions of this Sub-Sublease which require the payment of money or the delivery of property after the termination of this Sub-Sublease or require Sub-Subtenant to indemnify, defend or hold Sub-Sublandlord harmless shall survive the expiration or earlier termination of this Sub-Sublease.
21.12Counterparts. This Sub-Sublease may be executed in several counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
21.13OFAC List. Sub-Subtenant hereby represents to Sub-Sublandlord that each of Sub- Subtenant and its principals, officers, directors and shareholders is not identified on the list of specially designated nationals and blocked persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control and any other similar list maintained by the Office of Foreign Assets Control pursuant to any authorizing United States law, regulation or Executive Order of the President of the United States nor is Sub-Subtenant or its principals, officers, directors and shareholders subject to trade embargo or economic sanctions pursuant to any authorizing United States law, regulation or Executive Order of the President of the United States.

21.14Access. Subject to the terms of the Master Lease and all rules and regulations promulgated by Master Landlord, Sub-Subtenant shall have access to the Sublease Premises 24- hours per day, 7 days per week.
22.	FURNITURE, FURNISHINGS AND EQUIPMENT.

Sub-Subtenant, at no cost or expense, shall be allowed to use Sub-Sublandlord’s equipment listed on Exhibit D hereto (collectively, the “Approved Equipment”) and such furniture and furnishings (as opposed to lab equipment) located in the Sublease Premises on the Commencement Date (the Approved Equipment and such furniture and furnishings, collectively the “FF&E”). The Approved Equipment, and other FF&E not listed on Exhibit D shall be delivered to Sub-Subtenant “AS-IS, WHERE-IS” and Sub-Sublandlord shall have no obligation to maintain, repair or replace any of the FF&E. Sub-Subtenant shall not have the right to use any equipment not listed on Exhibit D without the prior written consent of Sub-Sublandlord, which may be withheld in Sub- Sublandlord’s sole discretion. Sub-Subtenant shall not have the right to remove or dispose of any of the FF&E during the Term without the prior written consent of Sub-Sublandlord which may be withheld in Sub-Sublandlord’s sole discretion. Any such removal shall be at Sub-Subtenant’s sole cost and expe. Sub-Sublandlord may condition its consent on Sub-Subtenant storing any FF&E removed and returning the same to the Sublease Premises prior to the expiration or sooner termination of the Lease at Sub-Subtenant’s sole cost and expense. Sub-Subtenant shall surrender the Sublease Premises with all FF&E in the same condition the FF&E is delivered to Sub- Subtenant on the date hereof subject to reasonable wear and tear.

23.	HVAC.

On or prior to the Commencement Date, Sub-Subtenant shall enter into the Maintenance Contract required by Section 7.2 of the Sublease. The Maintenance Contract shall be subject to the approval of Sublandlord and Sub-Sublandlord.

24.	ANTI-CORRUPTION.

It is the intent of the parties that no payments or transfers of anything of value shall be made which have the purpose or effect of public or commercial bribery, acceptance of or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining business or any improper advantage. Both parties shall comply with all international anti-corruption laws, such as the Foreign Corrupt Practices Act 15 U.S.C. § 78dd-1, et seq. and with respect to their respective obligations under this Sub-Sublease, neither party will, at any time, directly or indirectly, pay, offer, authorize or promise to pay, offer, or authorize the payment of, any monies or any other thing of value to: (i) any officer or employee of any government, department, agency or instrumentality thereof; (ii) any other person acting in an official capacity for or on behalf of any government, department, agency or instrumentality thereof; (iii) any political party or any official or employee thereof; (iv) any candidate for political office; (v) any other person, firm, corporation or other entity at the suggestion, request or direction of, or for the benefit of, any government officer or employee, political party or official or employee thereof, or candidate for political office; or (vi) any other person, firm, corporation or other entity with knowledge that some or all of those monies or other thing of value will be paid over to any officer or employee of any government department, agency or instrumentality, political party or officer or employee thereof, or candidate for political office.

[Remainder of page intentionally blank; signatures follow on next page]

IN WITNESS WHEREOF, the parties hereto have executed this Sub-Sublease as of the Effective Date.

SUB-SUBLANDLORD:Molecular Templates OpCo, Inc.

a Delaware corporation

By:/s/ Eric Poma  Name: Eric Poma, Ph.D.

Its:Chief Executive Officer and Chief Scientific Officer

SUB-SUBTENANT:TracerDx, Inc.

a Delaware corporation

By:/s/ Mark Kaganovich  Name: Mark Kaganovich

Its:Chief Executive Officer